EXHIBIT 99.2
PRESS RELEASE

EMCORE Announces Completion of Business and Management Realignment to Improve Efficiency and Profitability

Albuquerque, New Mexico, August 7, 2012 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the fiber optic and solar power markets, announced today that it has completed both a business and a management realignment in a company-wide restructuring that changes the Company's corporate business and management structure.

In May 2012, EMCORE closed the sale of its Enterprise product lines to Sumitomo Electric Device Innovations USA. Additionally, the Company announced yesterday that it has signed a definitive agreement that upon closing will consolidate EMCORE's terrestrial Concentrator Photovoltaics (CPV) business into its joint venture, Suncore Photovoltaics. These two transactions mark the completion of the Company's business realignment and allow EMCORE to more effectively focus its portfolio on areas where the Company's technology and product solutions have strong differentiation in the marketplace. The losses from these product lines over the past 4 quarters were approximately $15 million.

“In this complex market environment, it is vital to focus our business scope on those areas with the highest potential for growth and profitability. I am very excited about our current business portfolio: a combination of solid sustaining businesses and the high growth areas with the most-sought-after technology in our industries,” stated Mr. Reuben Richards Jr., Executive Chairman of the Company. “EMCORE is determined to drive its business to achieve profitability.”

As a part of this restructuring effort, Mr. Richards proposed to EMCORE's Board of Directors to eliminate the position of Executive Chairman, and subsequently, he will retire from the Executive Chairman position at EMCORE, effective September 30, 2012. Mr. Richards will continue to be Chairman of the Board where he will provide strategic guidance and governance oversight.

With Mr. Richards retirement and Company's focused business scope and operations, EMCORE will realign its management responsibilities accordingly.

Mr. Richards joined the Company in 1995 as its Chief Operating Officer. He took over as President and Chief Executive Officer in 1996, and led the company to its initial public offering in 1997. In March of 2008, he assumed the role of Executive Chairman and Chairman of the Board to help facilitate the CEO succession and transition plan. During his 17 year tenure as EMCORE's top executive, Mr. Richards has led the transformation of the Company from a single-product start-up to a leader in compound semiconductor technology and applications. Throughout his leadership, EMCORE pioneered high-throughput production platform equipment - metalorganic chemical vapor deposition (MOCVD), magneto-resistive sensors, multi-junction solar cells, light-emitting diodes, epitaxial materials for high-speed electronic devices (HBTs and HEMTs), and semiconductor lasers - vertical cavity surface emitting lasers (VCSELs) and distributed feedback lasers (DFBs). During his tenure, EMCORE has developed leading technologies and product solutions for many compound semiconductor devices and applications. He was also instrumental in establishing and then selling the Company's interest in the solid-state-lighting joint venture with GE, GELcore, defining the growth strategy and operational plans, and raising capital to execute Company's business plan.

“Reuben has provided exceptional leadership to EMCORE over the past 17 years and has helped navigate the Company through a very dynamic and complex marketplace. I applaud his contributions to the compound semiconductor industry through his leadership of a very innovative company. He is unparalleled in his ability to perceive market opportunities, develop technologies and to lead the industry in those markets. I would like to personally thank Reuben for his mentorship and leadership during this transition period and look forward to continuing working with him as Chairman of the Board to drive shareholder value,” commented Dr. Hong Hou, EMCORE's President and CEO. “With this business restructuring and management realignment, I am very optimistic to attain the company's strategic mission and to significantly improve financial performance going forward.”

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and solar power markets. EMCORE's Fiber Optics business segment provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE's Solar Photovoltaics business segment provides products for both space and terrestrial solar power applications. For space applications, EMCORE offers high-efficiency multi-junction solar cells, Covered Interconnect Cells (CICs) and complete satellite solar panels. For terrestrial applications, EMCORE offers a broad portfolio of Concentrator Photovoltaic (CPV) multi-junction solar cells and components, as well as commercial rooftop solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward-looking statements:
This release contains forward−looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward−looking statements regarding the Company's business and management, and the Company's future prospects for profitability. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward−looking statements, including, without limitation, risks related to our ability to reach profitability, risks related to our ability to profitably grow our company, and other risks detailed in our filings with the SEC, including those detailed in EMCORE's Annual Report on Form 10-K under the caption “Risk Factors,” as updated by EMCORE's subsequent filings with the SEC, all of which are available at the SEC's website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward−looking information contained in this release or with respect to the announcements described herein.

Contact:

EMCORE Corporation
Mark Weinswig
Chief Financial Officer
(505) 332-5000
mark_weinswig@emcore.com

Investor
TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com